                                                                      Exhibit 16

                          SPECIMEN PRICE MARK-UP SHEET
                  (Based on September 30, 1997 Balance Sheet)


Net Assets Excluding Securities                    $  86,302

Securities At Cost                     $  39,089      39,089

Market Value
Unrealized Gain /(Loss)                 (140,477)
                                       ---------
                                                    (101,388)

Total Net Assets                                   $  24,003
                                                   =========

Shares Outstanding - 22,191

NET ASSET VALUE AND REDEMPTION PRICE
 PER SHARE ($24,003/22,191 SHARES)                   $1.09
                                                     =====
